--------------------------
                                                      OMB APPROVAL
                                                      OMB NUMBER 3235-0287
                                                      Expires: December 31, 2001
                                                      Estimated average burden
                                                      hours per response 0.5
                                                      --------------------------

                                     FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

/ / CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(b).

      Filed  pursuant to Section 16(a) of the  Securities  Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(PRINT OR TYPE RESPONSES)

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting     2.  Issuer Name AND Ticker or           6.  Relationship of Reporting Person (s) to Issuer
   Person*                               Trading Symbol                                                 (Check all applicable)

                                         Sentry Technology Corporation (SKVY)
                                                                                   __X__ Director     __________  10% Owner
                                                                                   ____  Officer      __________  Other
 Furst, Jr.   Robert        D                                                       (give title below) (specify below)

------------------------------------------------------------------------------------------------------------------------------------
(Last)        (First)     (Middle)   3. IRS Identification Number  4. Statement for Month/Year
                                        of Reporting Person, if
                                        an entity (Voluntary)                01/2001
    3900 Walden Road
-------------------------------------                           --------------------------------------------------------------------
           (Street)                                                5. If Amendment,     7. Individual or Joint/Group Filing
                                                                      Date of Original     (Check Applicable Line)
                                                                                            X   Form filed by One Reporting Person
Deephaven,      Minnesota           55391                                                  ____ Form filed by More than One
------------------------------------------------------------------------------------------------------------------------------------
(City)           (State)             (Zip)

                            TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Transaction Date  3.(Transaction    4.(Securities Acquired (A) 5. Amount of    6. Ownership    7.Nature
   (Instr.3)             (Month/Day/Year)    Code (Instr 8.)    or Disposed of (D)         Securities      Form:          of
                                                                Instr. 3, 4 and 5)         Beneficially    Direct (D)     Indirect
                                                                                           Owned at        or Indirect    Beneficial
                                             Code     V         Amount   (A) or   Price    End of          (I)            Ownership
                                                                         (D)               Month           Instr. 4)      (Instr. 4)
                                                                                           (Instr. 3 and 4)
  Common Stock             01/08/2001         J(1)              620,866   A                1,349,756           D
  par value $.001
------------------------------------------------------------------------------------------------------------------------------------
  Class A Preferred Stock  01/08/2001         J(1)              115,510   D                    -0-             D
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 *         If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).
Reminder:  Report on a seperate line for each class of securities beneficially owned directly or indirectly.

FORM 4 (continued)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
                                       BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title    2.Conversion 3.Transaction 4.Transaction 5.Number    6.Date       7.Title     8.Price     9.Number  10.Owner- 11.Nature
   of         or           Date          Code          of          Exercisable  and Amount  of          of         ship      of
   Derv-      Exercise     (Month/       (Instr 8)     Derivative  and          of          Derivative  Derv-      Form      Indi-
   ative      Price of     Day/                        Securities  Expiration   Underlying  Security    ative      of        rect
   Security   Derivative   Year)                       Acquired    Date         Securities  (Instr.5)   Securities Derv-     Bene-
   (Instr.3)  Security                                 (A) or      (Month/      (Instr 3                Bene-      ative     ficial
                                                       Disposed    Day/         and 4)                  ficially   Security  Owner-
                                                       of (D)      Year)                                Owned      Direct:   ship
                                                      (Instr.3,                                         at End     (D)or     (Instr.
                                                       4 and 5)                                         Month      Indirect   4)
                                                                                                        (Instr.4)  (I)
                                                                                                                   (Instr.4)
                                       ---------------------------------------------------------------------------------------------
                                        Code   V     (A)  (D)     Date    Expir- Title Amount
                                                                  Exer-   ation        or
                                                                  cisable Date         Number
                                                                                       of
                                                                                       Shares

  Option       $2.37      02/12/98        A                      Immed. 02/12/08 Common  3,000            (2)        D
  (right                                                                         Stock
   to buy)
------------------------------------------------------------------------------------------------------------------------------------
  Option       $0.62      02/12/99        A                      Immed. 02/12/09 Common  3,000            (2)        D
   right                                                                         Stock
   to buy)
------------------------------------------------------------------------------------------------------------------------------------
  Option       $0.31      02/12/00        A                      Immed. 02/12/10 Common  3,000            (2)        D
  (right                                                                         Stock
   to buy)
------------------------------------------------------------------------------------------------------------------------------------
  Option       $3.00      02/13/97        A                      Immed. 02/13/07 Common 15,000            (2)        D
  (right                                                                         Stock
   to buy)
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:       (1) Pursuant to a reclassification, each share of Class A Preferred Stock, including shares issued pursuant to a dividend on the Class A Preferred Stock, was reclassified into 5 shares of Common Stock, $.001 par value.

                                (2) Cumulative number of options for Common Stock exercisable now or in the future is 24,000.

* Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).           /s/ Robert D. Furst, Jr.                   02/12/2001
                                                                           ---------------------------------     -------------------
                                                                            ** Signature of Reporting Person           Date

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

----------